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                                                                     EXHIBIT 4.0

                                 EDO CORPORATION
                      2004 NON-EMPLOYEE DIRECTOR STOCK PLAN

1.   PURPOSE

     The Purpose of the EDO Corporation 2004 Non-Employee Director Stock Plan is to increase director share ownership to further align director interests with those of the Company's shareholders.

2.   DEFINITIONS

     "Annual Grant" shall mean the Award made to an Eligible Director as provided in Section 5(b), with the type and amount of Award determined by the Committee, subject to the approval by the Board, prior to the grant date.

     "Award" shall mean the grant to an Eligible Director of Stock Options, Restricted Shares or Restricted Share Units under Section 5 of the Plan.

     "Award Agreement" shall mean the written agreement reflecting the terms and conditions applicable to an Award, in the form approved by the Committee.

     "Board" shall mean the Board of Directors of the Company.

     "Cause" shall mean (i) the willful failure by an Eligible Director to perform Board or committee duties in any material respect (other than due to physical or mental illness), (ii) the Eligible Director engaging in serious misconduct that is injurious to the Company, including without limitation a willful material violation of the Company's Code of Conduct or breach of the director's fiduciary duty, or (iii) the Eligible Director having been convicted of, or entered a plea of nolo contender with respect to, a crime that constitutes a felony, in each case, as determined by the Committee.

     "Change in Control" shall mean the occurrence of any of the following events:

     (i) A majority of the members of the Board at any time cease for any reason other than due to death, Retirement or disability to be persons who were members of the Board twenty-four months prior to such time (the "Incumbent Directors"); provided that any director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who are Incumbent Directors shall be treated as an Incumbent Director; or

     (ii) Any "person" including a "group" (as such terms are used in Sections 13(d) and 14 (d)(2) of the Exchange Act, but excluding the Company, any employee benefit plan of the Company, any employee of the Company or any group of which any of the foregoing is a member) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) of the Exchange Act), directly or indirectly, including without limitation, by means of a tender or exchange offer, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

     (iii) The shareholders of the Company shall approve a definitive agreement for the merger or other business combination of the Company with or into another corporation immediately following which merger or combination (A) the stock of the surviving entity is not readily tradable on an established securities market, (B) a majority of the directors of the surviving entity are persons who
(1) were not directors of the Company immediately prior to the merger and (2) are not nominees or representatives of the Company, or (C) any "person" including a "group" (as such terms are used in Section 13(d) and


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14(d)(2) of the Exchange Act, but excluding the Company, any employee benefit plan of the Company, any employee of the Company or any group of which any of the foregoing is a member) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) of the Exchange Act), directly or indirectly of 30% or more of the securities of the surviving entity or (y) for the direct or indirect sale or other disposition of all or substantially all of the assets of the Company, unless the transaction described in this clause (iii) is terminated or otherwise fails to be consummated; or

     (iv) any other event or transaction that is declared by resolutions of the Board to constitute a Change in Control for purposes of the Plan.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur in the event (a) the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or in the case of (ii) above, upon a vote of a majority of the Incumbent Directors.

     "Change in Control Price" shall mean the highest price per share paid or offered in any bona fide transaction related to a Change in Control, as determined by the Committee.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations there under.

     "Committee" shall mean the Compensation Committee of the Board, or such other committee as may be designed by the Board to administer the Plan comprised of not less than three directors each of whom is a Qualifying Director.

     "Common Share" shall mean a common share, par value $1.00 per share, of the Company.

     "Company" shall mean EDO Corporation, including any Subsidiary, and any successor thereto.

     "Disability" shall occur if the Committee determines, based on medical evidence, that the Eligible Director is disabled, mentally or physically, and, as a result of such disability, is unable to perform his or her duties as a director of the Company.

     "Eligible Director" shall mean a person who is serving as a member of the Board and who is not an employee of the Company.

     "Exchange" shall mean the principal stock exchange or market on which the Company's Common Shares are listed or traded, which, as of the date of the adoption of the Plan, is the New York Stock Exchange.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, as they may be in force from time to time.

     "Fair Market Value" shall mean, on any date, the closing sales price of a Common Share, as reported for such day on the Exchange.

     "Initial Grant" shall mean a one-time Award to a newly elected Eligible Director, as provided in Section 5(a).

     "Plan" shall mean this EDO Corporation 2004 Non-Employee Director Stock Plan, as it may be amended from time to time.


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     "Qualifying Director" means a director who is both a "non-employee, director," as defined in Rule 16(b)-3 of the Exchange Act, and an independent director as defined in the rules of the Exchange.

     "Restriction Period" shall mean the period during which a grant of Restricted Shares or Restricted Share Units is subject to forfeiture as provided in Sections 7 and Section 8, respectively.

     "Restricted Share" shall mean a Common Share granted as an Initial Grant or an Annual Grant which becomes vested and non-forfeitable in the case of an Annual Award at the end of the Restriction Period, as provided in Section 7 or
Section 8, as applicable.

     "Restricted Share Unit" shall mean the right to receive a Common Share (or a cash payment equal to the Fair Market Value of a Common Share) at a future date, as determined by the Committee and set forth in the applicable Award Agreement, pursuant to the provisions of Section 8 of the Plan.

     "Retirement" shall mean an Eligible Director's retirement from service from the Board, other than (i) for Cause or (ii) as a result of the failure of the Board of Directors or nominating committee to include an Eligible Director as one of the Board's nominees for director or the refusal of the Eligible Director to stand for re-election, in either case as a result of conduct described under the definition of Cause.

     "Stock Option" shall mean an option to acquire Common Shares pursuant to
Section 6 of the Plan.

     "Subsidiary" shall mean any corporation or other entity, regardless of form, of which the Company owns directly or indirectly either fifty percent (50%) or more of the total combined voting power of such entity or fifty percent (50%) of the value of the combined equity interests in such entity.

3.   ADMINISTRATION

     (a) The Plan shall be administered by the Committee. The Committee shall have the responsibility for construing and interpreting the Plan and for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall be within its absolute discretion of the Committee to the maximum extent permitted by applicable law and shall be conclusive and binding upon the Company and upon all directors participating in the Plan and their successors in interest. Prior to the time of grant, the Committee shall determine, whether any Initial Grant, Annual Grant or Periodic Grant shall be in the form of a Stock Option, Restricted Shares or Restricted Share Units and the terms and conditions applicable thereto and to be reflected in an Award Agreement; provided, that absent a timely determination by the Committee, the Initial Grant and Annual Grant shall be in the form of a Stock Option; and provided, further, that, the same determination shall be made with respect to all Eligible Directors receiving Initial Grants or Annual Grants on the same date.

     (b) Awards shall only be made to an Eligible Director in respect of service as a director. The Committee may in its discretion at any time impose a holding period before Common Shares received in connection with any Award can be sold. The prospective recipient of an Award shall not have any rights with respect to such Award unless and until such recipient has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Awards may be granted alone, in addition to or in tandem with other Awards under the Plan and/or cash award made outside the Plan.


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4.   MAXIMUM AMOUNT OF SHARES AVAILABLE FOR AWARDS

     (a)  Shares Available for Issuance

          The maximum number of Common Shares in respect of which Awards may be made under the Plan shall be 250,000 Common Shares. Common Shares may be made available from the authorized but unissued shares of the Company or from shares held in the Company's treasury and not reserved for some other purpose. Common Shares subject to any Award, which are cancelled or forfeited for any reason, shall again be available for award under this Plan. If any Award may be paid in Common Shares or in cash, and such Award is settled in cash, the Common Shares with respect to which the cash was paid shall, for purposes of determining the number of Common Shares available under the Plan, be available for Awards under the Plan.

     (b)  Adjustment for Corporate Transactions

          (i) In the event that the Committee shall determine that any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Shares, or other similar event affects the Common Shares such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee may, in such manner as the Committee deems equitable,
(A) adjust any or all of (i) the number and kind of Common Shares subject to outstanding Stock Options and Restricted Stock Units, and (ii) the exercise price with respect to any outstanding Stock Options, or (B) with respect to a person who has an outstanding Stock Option, make provisions for a cash payment of any extraordinary cash dividend or an alternative means (in whole or in part) of affecting an adjustment deemed appropriate by the Committee to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan with respect to such Stock Option. However, in connection with any adjustment made hereunder, the number of shares subject to any Stock Option shall always be rounded to the nearest whole number.

     (c)  Adjustment for Stock Dividends

          Subsequent to the making of any Award, if the Company shall (i) pay a dividend or make a distribution on its Common Shares in Common Shares, (ii) subdivide or reclassify its outstanding Common Shares into a greater number of shares, or (iii) combine or reclassify its outstanding Common Shares into a smaller number of shares or otherwise effect a reverse split, then (x) the exercise price of any Stock Option in effect on the record date for such dividend or distribution or the effective date of such subdivision, and (y) the number of Common Shares issuable upon exercise of any such Stock Option or pursuant to Restricted Stock Unit, shall be proportionately adjusted to reflect such transaction. Whenever an adjustment is made in the exercise price pursuant to the preceding sentence, the number of Common Shares purchasable upon exercise of a Stock Option shall simultaneously be adjusted by multiplying the number of Common Shares issuable upon such exercise in effect on the date thereof by the exercise price in effect on the date thereof and dividing the product so obtained by the adjusted exercise price. In no event shall the exercise price per share be less than the par value per share, and, if any adjustment made pursuant to this subsection (b) shall result in an exercise price of less than the par value per share, then, in such event, the exercise price per share shall be the par value per share. Such adjustment shall be made successively whenever any event listed in this Section 4 shall occur. Except as provided above, a Stock Option shall not be repriced without approval of a majority of the Company's shareholders.


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5.   INITIAL GRANTS AND ANNUAL GRANTS

     (a) Initial Grant

          An Initial Grant shall be made to each Eligible Director who is first elected to the Board after the Effective Date of the Plan on the date of such first election (but not upon any subsequent elections of such Eligible Director). If the Initial Grant is in the form a Stock Option, the exercise price per share shall be the Fair Market Value on the date of the grant.

     (b) Annual Grant

          An Annual Grant shall be made to each Eligible Director serving on the Board during the term of the Plan on the first business day of January of each year following the year in which such Eligible Director received an Initial Grant. If the Annual Grant is in the form a Stock Option, the exercise price per share shall be the Fair Market Value on the date of grant. I

     (c) Vesting of Awards

          Subject to the timely execution of the applicable Award Agreement,

          (i) each Stock Option granted pursuant to Section 5(a) and 5(b) shall be exercisable immediately in full upon grant and shall remain exercisable until the earlier to occur (i) the tenth anniversary date of grant or (ii) a time provided in Section 6(b) after the date the Eligible Director ceases to be a member of the Board;

          (ii) any Restricted Shares granted pursuant to Section 5(a) shall immediately vest and be non-forfeitable; provided, however, that no such Restricted Shares shall be sold during the six months following the date of grant;

          (iii) any Restricted Share Units granted pursuant to Section 5(a) shall immediately vest and shall become payable at the times specified in the related Award Agreement without regard to the Eligible Director's termination of service as a director; and

          (iv) any Restricted Shares or Restricted Share Units granted pursuant to Sections 5(b) shall vest at the end of the applicable Restriction Period.

6.   STOCK OPTIONS

     (a) Administration

          The Committee may impose such conditions with respect to any Award, including the exercise of Stock Options, as it shall deem appropriate, including, without limitation, conditions relating to the application of federal or state securities laws. No shares shall be delivered pursuant to any exercise of a Stock Option unless arrangements satisfactory to the Committee have been made to assure full payment of the option price therefore and taxes, if any, as provided in Section 10(a), below. In the discretion of the Committee, payment of the option price may be made in cash or its equivalent or by exchanging Common Shares owned by the optionee that are not the subject of any pledge or other security interest, or by a combination of the foregoing. In any such case, the combined value of all cash


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and cash equivalents and the Fair Market Value, as of the date of exercise, of any Common Shares delivered to the Company must be equal to the exercise price.

     (b) Termination of Service

          A Stock Option shall be exercisable following the termination of an Eligible Director's status as a director only to the extent provided in this
Section 7(b). If an Eligible Director's participation on the Board terminates due to such director's death, disability, or Retirement or otherwise with the consent of the Committee, all Stock Options vested and exercisable at the time of such termination shall continue to be exercisable by such director or, in the case of death or incompetence, such director's estate or legal guardian, for the earlier of three years from the date of such termination or the expiration date of the Stock Option. Stock Options shall terminate on the earlier of three months following the date the Eligible Director ceases to be a director of the expiration date of the Stock Option. All unvested stock options shall lapse upon termination of service as a director unless the Committee provides otherwise in its discretion.

7.   RESTRICTED SHARES.

     (a) Stock Certificates

          (i) Registration. Each Eligible Director receiving an Award of Restricted Shares pursuant to this Section 7 shall be issued a stock certificate in respect of such Restricted Shares. Such certificate shall be registered in the name of such Eligible Director, and shall bear an appropriate legend referring to the Award Agreement and the terms, conditions and restrictions applicable to such Award.

          (ii) Custody. The Committee shall require that (A) the stock certificates evidencing Restricted Shares be held in the custody of the Company until the restrictions thereon shall have lapsed in the case of a Periodic Grant (or six months in the case of an Initial Grant or Annual Grant) and (B) as a condition of any Award of Restricted Shares award, the Eligible Director shall have delivered a stock power, endorsed in blank, relating to the Restricted Shares covered by such award.

          (iii) Delivery of Shares. Upon the expiration or termination of the Restriction Period and the satisfaction (as determined by the Committee) of any other conditions determined by the Committee, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Common Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law, to the Eligible Director or the Eligible Director's beneficiary, estate or legal representative, as the case may be. No payment will be required to be made by the Eligible Director upon the delivery of such Common Shares and/or cash, except as otherwise provided in Section 10(a) of the Plan.

     (b) Restrictions and Conditions

          Awards of Restricted Shares shall be subject to the following restrictions and conditions:

          (i) Restriction Period. With respect to any Annual Grant, the Committee shall set the Restriction Period, which shall commence with the date of such Award, during which the Eligible Director shall not be permitted to sell, transfer, pledge or assign Restricted Shares awarded under the Plan and during which the Restricted Shares in the Annual Grant are subject to forfeiture. Subject to the


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provisions of the Plan and the Restricted Share Award Agreement, the Committee,
in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may, in its sole discretion, determine. Subject to the applicable provisions of the Restricted Share Award Agreement and this Section 7, upon termination from the Board for any reason during the Restriction Period, all Restricted Shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

          (ii) Dividends. The Committee, in its sole discretion, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested, in additional Restricted Shares to the extent shares are available under the Plan, at the Fair Market Value of the Common Shares on the record date for such dividend. Stock dividends, splits and distributions issued with respect to Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Restricted Shares with respect to which such dividends are issued, and the Committee may require the participant to deliver an additional stock power covering the Restricted Shares issuable pursuant to such stock dividend, split or distribution. Any other dividends or property distributed with regard to Restricted Shares, other than regular dividends payable and paid out of current earnings, shall be held by the Company subject to the same restrictions as the Restricted Shares.

     (c) Rights as a Shareholder

          Except as provided in this Section 7, the holder of an Award of Restricted Shares shall have, with respect to such Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the shares and subject to Section 7(b)(ii), the right to receive any regular cash dividends paid out of current earnings.

8.   RESTRICTED SHARE UNITS

     (a) Restrictions and Conditions

          Restricted Share Units are an unfunded obligation of the company. The Committee shall determine the date upon which the payment of Common Shares or cash pursuant to an Award of Restricted Share Units shall be payable under the Award, the time or times within which such awards may be subject to forfeiture, and all other terms and conditions of the Awards. The Restricted Stock Units awarded pursuant to this Section 8 shall be subject to forfeiture in the same manner as Restricted Shares under Section 7, as determined by the Committee, in its sole discretion.

     (b) Delivery of Common Shares

          Upon the lapse or waiver of restrictions and the Restriction Period, and the satisfaction (as determined by the Committee) of any other conditions determined by the Committee, relating to Restricted Share Units evidencing the right to receive Company Shares, such Company Shares shall be issued and delivered to the holder of the Restricted Stock Units, free of all such restrictions, except any that may be imposed by law, to the Eligible Director or the Eligible Director's beneficiary, estate or legal representative, as the case may be. The Eligible Directors shall have no rights as a shareholder with respect to common shares subject to Restricted Share Units prior to the time Common Shares are distributed to or for the benefit of the Eligible Director at the end of the Restriction Period.


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9.   CHANGE IN CONTROL

          In the event of a Change in Control, each outstanding Stock Option shall promptly be cancelled in exchange for a payment in cash of an amount equal to the excess of the Change in Control Price over the exercise price for such Stock Option. The Restriction Period shall lapse with respect to any Awards of Restricted Shares or Restricted Share Units subject to a Restriction Period as of the date of the Change in Control, and shall become immediately fully vested and, in the case of Restricted Share Units, payable immediately in common shares, or, in the discretion of the Committee, in cash..

          2.   10. GENERAL PROVISIONS

     (a) Withholding

          Should an amount realized or recognized by an Eligible Director in connection with the exercise of a Stock Option, or the lapsing of restrictions on Restricted Shares or the payment in respect of Restricted Stock Units, subject the Company to a tax withholding requirement under Federal, state, local or foreign law, such Eligible Director shall be required to make the necessary arrangements to satisfy the Company's obligations, if any, to withhold any tax with respect to such amount prior to the issuance to the Eligible Director of any Common Shares and authorizes the Company to withhold such amounts from any other payment due the individual.

     (b) Award Agreements

          Each Award hereunder shall be evidenced by an Award Agreement. The written agreement shall be delivered to the Eligible Director and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto.

     (c) Non-transferability

          No Award shall be assignable or transferable except as expressly provided in this Section 10(c). No right or interest of any Eligible Director shall be subject to any lien, obligation or liability of the Eligible Director; provided, however, Stock Options, and Restricted Shares awarded pursuant to the Plan may be transferred to an Eligible Director's family member, as defined in the instructions to Form S-8 under the Securities Act of 1933, as amended (collectively, the "Permitted Transferees") provided that such family members acquired the Stock Options or Common Shares by gift or pursuant to a domestic relations order, and provided, further, that nothing in this Section 10(c) shall be construed to permit a transfer which would render the Plan and the Restricted Shares issuable pursuant to the Plan ineligible for registration under the Securities Act of 1933, as amended, on a Form S-8, or any subsequent similar form. Except as otherwise expressly provided in the Plan, all rights with respect to Awards granted to an Eligible Director's may be exercised, during his or her lifetime, only by such Eligible Director or, if applicable, the Permitted Transferees.

     (d) Compliance with Legal and Exchange Requirements

          The Plan, the granting and exercise of Awards hereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Common


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Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such Exchange listing or registration or qualification of such Common Shares or other required action under any federal or state law, rule, or regulation and may require any Eligible Director to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Common Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to the Eligible Director with respect to any Award (or Common Shares issuable thereunder) that shall lapse because of such postponement.

     (e) Construction of the Plan

          The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New York without reference to its conflict of law rules.

     (f) Effective Date

          The Effective Date of this Plan is April 27, 2004. The Plan will become effective as of that date provided that the Plan receives the approval, within 12 months of its approval by the board, by the Company's shareholders. If such approval is not obtained, the Plan and all Awards shall be null and void.


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